Exhibit 3.16

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

QEP MIDSTREAM PARTNERS, LP

A DELAWARE LIMITED PARTNERSHIP

This Second Amended and Restated Agreement of Limited Partnership (this “Agreement”) ofQEP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), dated August 3,2015, by QEP Midstream Partners GP, LLC, a Delaware limited liability company (the “General Partner”), and QEP Field Services, LLC, a Delaware limited liability company (the “Limited Partner”), to govern the affairs of the Partnership and the conduct of its business pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute (the “Delaware Act”).

RECITALS

WHEREAS, the General Partner and another organizing limited partner previously (i) filed the Certificate of Limited Partnership of the Partnership (the “Certificate of Limited Partnership”) with the Delaware secretary of State, and thereby formed the Partnership as a limited partnership pursuant to the Delaware Act, and (ii) amended and restated the original Agreement of Limited Partnership in its entirety by entering into the First Amended and Restated Agreement of Limited Partnership date as of August 14, 2013 (the “First Amended and Restated Partnership Agreement”) in connection with the Partnership’s initial public offering;

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of April 6, 2015 (the “Merger Agreement”) by and among the Partnership, the General Partner, the Limited Partner, Tesoro Logistics LP, Tesoro Logistics GP, LLC, and TLLP Merger Sub LLC (“Merger Sub”), Merger Sub merged with and into the Partnership, with the Partnership being the surviving entity (the “Merger”);

WHEREAS, prior to the Merger, (i) the General Partner owned a 2% general partner interest in the Partnership and all of the Partnership’s outstanding Incentive Distribution Rights (as defined in the First Amended and Restated Partnership Agreement) (“IDRs”), (ii) the Limited Partner owned Subordinated Units and Common Units (each, as defined in the First Amended and Restated Partnership Agreement) of the Partnership,_comprising approximately 55.7% of the limited partner interest in the Partnership, and (iii) other unaffiliated holders held Common Units (as defined in the First Amended and Restated Partnership Agreement) of the Partnership, comprising approximately

42.3% of the limited partner interest in the Partnership;

WHEREAS, pursuant to the Merger Agreement and, as a result of the Merger, (i) the General Partner retained a 2% general partner interest in the Partnership, and (ii) the Limited Partner remained as the sole limited partner of the Partnership, owning 98% of the limited partner interest in the Partnership; and

WHEREAS, the General Partner and the Limited Partner (collectively, the “Partners”) desire to amend and restate the First Amended and Restated Partnership Agreement as provided herein;

41813809.5

1

AGREEMENT

Now, THEREFORE, for and in consideration of the premises, the mutual covenants, rights and obligations set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and the sufficiency of which each Partner acknowledges and confesses, the Partners agree as follows:

1. Name. The name of the Partnership is “QEP Midstream Partners, LP”, and all Partnership business must be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time.

2. Purpose. The Partnership is organized for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any and all activities permitted under the Delaware Act.

3. Registered Office; Registered Agent. Unless and until changed by the General Partner, the registered office of the Partnership required by the Delaware Act to be maintained in the State of Delaware shall be located at Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company.

4. Principal Office in the United States; Other Offices. The principal office of the Partnership shall be located at 19109 Ridgewood Parkway, San Antonio, Texas 78259, or such other office as the General Partner may designate, which need not be in the State of Delaware. The Partnership may have such other offices as the General Partner may designate.

5. Powers. The Partnership shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient, or incidental to or for the furtherance of the purposes set forth in Section 2 herein, including any and all powers set forth in the Delaware Act.

6. Term. The Partnership shall have perpetual existence, unless it is wound up sooner as a result of the written consent of all of the Partners or any other event requiring the winding up of the Partnership under the Delaware Act.

7. Sharing Ratios. Immediately following the Effective Time (as defined in the Merger Agreement) of the Merger, the sharing ratio of the General Partner and the Limited Partner was 2% and 98%, respectively (each a “Sharing Ratio”). Contemporaneously with the execution of this Agreement, the Limited Partner has contributed to the Partnership indebtedness payable by the Partnership to the Limited Partner under that certain Credit Agreement dated December 2, 2014 by and between the Limited Partner, as lender, and the Partnership, as borrower, with an outstanding principal balance of $202,500,000 and accrued and unpaid interest through the date hereof of

$407,353.14 (resulting in a total contributed indebtedness of $202,907,353.14). Such contribution was made in exchange for additional partnership interests. Consequently, as a result of and following such contribution, the Sharing Ratio of the General Partner and the Limited Partner is 1.65% and

98.35%, respectively.

8. Management.

(a) Except as otherwise provided in this Agreement, the powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed under the direction of, the General Partner, who shall make all decisions and take all actions for the Partnership. No Limited Partner, acting in its capacity as a limited partner, has the right, power or authority to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership, or to incur any expenditures on behalf of the Partnership.

(b) In managing the business and affairs of the Partnership and exercising its powers as a general partner, the General Partner may, but is not required to, act through resolutions adopted at meetings and in written consents. Decisions or actions taken by the General Partner in accordance with this Agreement shall constitute decisions or actions by the Partnership and shall be binding on each Partner.

9. Capital Contributions. The Partners may make capital contributions, in cash or other property, to the Partnership as they may agree from time to time, but shall have no obligation to do so.

10. Distributions. Distributions of cash or other property shall be made to the Partners at the times and in the aggregate amounts as determined by the General Partner. Such distributions shall be distributed to the Partners in proportion to their Sharing Ratios; provided, that distributions upon dissolution of the Partnership shall be made in proportion to the positive balances in the Partners’ respective Capital Accounts (as defined in the Tax Exhibit (as defined below)).

11. Assignments. No Partner may assign, in whole or in part, its respective partnership interest in the Partnership without the prior written consent of the other Partner.

12. Withdrawal of a Partner. The Partners may withdraw from the Partnership m accordance with the Delaware Act.

13. Admission of Additional Partners. One (1) or more additional limited partners may be admitted to the Partnership from time to time with the consent of all the then existing Partners.

14. Liability of Partners. The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership.

15. Indemnification.

(a) Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the General Partner, its affiliates, their respective officers, directors, employees and agents or any person performing a similar function on behalf of the Partnership (each, an “Indemnified Party”) shall be liable or accountable in damages or otherwise to the Partnership for any act or omission done or omitted by an Indemnified Party in good faith, unless such act or omission constitutes bad faith, gross negligence or willful misconduct. To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Indemnified Party from and against any and all losses, liabilities, damages, costs, expenses, judgments, claims and demands whatsoever arising out of or in any way relating to such Indemnified Party’s position with the Partnership or any act or omission of the Indemnified Party’ in connection with the

Partnership, if the Indemnified Party acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interest of the Partnership. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified above.

(b) The Partnership through the General Partner, in its sole discretion, may purchase and maintain insurance on behalf of the General Partner and such other persons as the General Partner shall determine, in its sole discretion, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c) The indemnification provided in this Section 15 is for the benefit of the Indemnified Parties and shall not be deemed to create any right to indemnification for any other persons.

16. Tax Matters. Notwithstanding any provision of this Agreement to the contrary, the provisions of Exhibit A attached hereto (the “Tax Exhibit”) shall apply for all tax matters and are hereby incorporate by reference for all purposes of this Agreement.

17. Amendments. The power to alter, amend, restate or repeal this Agreement or to adopt a new partnership agreement is vested in the Partners. This Agreement may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the Partners.

18. Construction. Unless the context otherwise requires: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Sections refer to Sections of this Agreement; and (c) words used in the singular shall also denote the plural, and words used in the plural shall also denote the singular. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

20. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to principles of conflict of laws), all rights and remedies being governed by said laws.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITN ESS WH EREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement to be effective as set forth above.

GENERAL PARTNER:

QEP MIDSTREAM PARTNERS GP, LLC

By: QEP FIELD SERVICES, LLC

Its: Sole Member

By: /s/ Charles S. Parrish

Name: Charles S. Parrish

Title: Vice President and General Counsel

LIMITED PARTNER:

QEP FIELD SERVICES, LLC

By: /s/ Charles S. Parrish

Name: Charles S. Parrish

Title: Vice President and General Counsel

Exhibit A

Allocation of Profits and Losses and

Other Tax Matters

TABLE OF CONTENTS

Page

ARTICLE I. TAX DEFINITIONS; CONSTRUCTION 1Section 1.1 Tax Definitions 1Section 1.2 Construction 5ARTICLE II. CAPITAL ACCOUNTS 5Section 2.1 Capital Accounts . 5Section 2.2 Deficit Capital Accounts5ARTICLE III. ALLOCATION OF PROFIT AND LOSS 5Section 3.1 Capital Account Allocations . 5Section 3.2 Special Allocations 5Section 3.3 Other Allocation Rules 7Section 3.4 Tax Allocations 7ARTICLE IV. OTHER TAX MATTERS 8Section 4.1 Tax Elections 8Section 4.2 State, Local or Foreign Income or Franchise Taxes 8

ARTICLE I.

TAX DEFINITIONS; CONSTRUCTION

Section 1.1 Tax Definitions. As used in this Tax Exhibit, the following capitalized terms shall have the meanings set forth below:

“Adjusted Capital Account” means the Capital Account established and maintained for each

Partner, as the same is specially computed after giving effect to the following adjustments:

(i). Credit to such Partner’s Capital Account for any amounts which such Partner is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii). Debit to such Partner’s Capital Account the items described in Treasury Regulations

Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Agreed Value” means, in the case of any contributions or distributions of property, the fair market value of that property, as that fair market value is determined by the General Partner using such reasonable method of valuation as it may adopt.

“Agreement” means the Second Amended and Restated Agreement of Limited Partnership

Agreement ofQEP Midstream Partners, LP, to which this Tax Exhibit is attached as Exhibit A.

“Allocation Year” means (i) the period commencing on the day after Merger and ending on December 31, 2015, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (i) or (ii) for which the Partnership is required to allocate Profit, Loss, and other items of Partnership income, gain, loss or deduction for U.S. federal income tax purposes.

“Built-In Gain” means with respect to any property (i) the excess of the Agreed Value of any Contributed Property over its adjusted basis for U.S. federal income tax purposes as of the time of contribution and (ii) in the case of any adjustment to the Gross Asset Value of any property pursuant to the definition of Gross Asset Value, the Unrealized Gain with respect to that property.

“Built-In Loss” means with respect to any property (i) the excess of the adjusted basis for U.S. federal income tax purposes of any Contributed Property over its Agreed Value as ofthe time of contribution and (ii) in the case of any adjustment to the Gross Asset Value of any property pursuant to the definition of Gross Asset Value, the Unrealized Loss with respect to that property.

“Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(i). to each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Partner pursuant to

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Section 3.2, and (C) the amount of any Partnership liabilities assumed by such

Partner or that are secured by any property distributed to such Partner;

(ii). to each Partner’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of the Agreement, (B) such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Section 3.2, and (C) the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership;

(iii). in the event a partnership interest is sold or otherwise transferred, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred partnership interest; and

(iv). in determining the amount of any liability for purposes of subparagraphs (i) and (ii) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Tax Exhibit relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Treasury Regulations, the General Partner may make such modification. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b). The General Partner shall provide the Partners with written notice of any such adjustments or modifications.

“Depreciation” means, for each Allocation Year or other period, an amount equal to the depreciation, amortization (including pursuant to Sections 195, 197 and 709 of the Code), or other cost recovery deduction allowable with respect to a property for such period for U.S. federal income tax purposes, except that (i) with respect to a property whose Gross Asset Value differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (ii) with respect to any other property whose Gross Asset Value differs from its adjusted tax basis at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Gross Asset Value” means, with respect to any property, the property’s adjusted basis for

U.S. federal income tax purposes, except as follows:

(i). The initial Gross Asset Value of any property contributed by a Partner to the

Partnership shall be the Agreed Value of such property;

(ii). Immediately prior to the occurrence of a Revaluation Event, the Gross Asset Values of all property shall be adjusted to equal their respective fair market values (taking Section 7701(g) of the Code into account), as that fair market value is determined by the General Partner;

(iii). The Gross Asset Values of any property distributed to any Partner shall be adjusted to equal its fair market value (taking Section 7701(g) of the Code into account) on the date of distribution, as determined by the General Partner; and

(iv). The Gross Asset Value of property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of Profit and Loss or Section 3.2(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the General Partner determines that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a Revaluation Event.

If the Gross Asset Value of a property has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of calculating Profit and Loss.

“Nonrecourse Deductions” shall have the meaning given such term in Treasury Regulations

Section 1.704-2(b)(l).

“Partner Minimum Gain” shall have the meaning given the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2), and will be computed as provided in Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” shall have the meaning given such term in Treasury Regulations

Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the meaning given such term in Treasury

Regulations Section 1.704-2(i).

“Partnership Minimum Gain” shall have the meaning given such term in Treasury Regulations Section 1.704-2(b)(2), and will be computed as provided in Treasury Regulations Section 1.704-2(d).

“Profit” and “Loss” means, for each Allocation Year, an amount equal to the Partnership’s U.S. federal taxable income or loss, respectively, under Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 702(a) of the Code), with the following adjustments:

(i). any income of the Partnership exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii). any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii). in the event the Gross Asset Value of any property is adjusted in accordance with the definition of Gross Asset Value, the amount of such adjustment will be taken into account as gain (if the adjustment increases the Gross Asset Value of the property) or loss (if the adjustment decreases the Gross Asset Value of the property) from the disposition of such property and shall be taken into account for purposes of computing Profit or Loss;

(iv). gain or loss resulting from any disposition of any property with respect to which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v). in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi). to the extent an adjustment to the adjusted basis of any property pursuant to Section

734 of the Code is required pursuant to Treasury Regulations Section 1.704-

1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s partnership interest, the amount of such adjustment shall be treated either as an item of gain (if the adjustment increases the basis of the property) or an item of loss (if the adjustment decreases the basis of the property) from the disposition of the property and shall be taken into account for purposes of computing Profit or Loss; and

(vii). excluding any items specially allocated pursuant to Section 3.2 shall not be taken into account for purposes of computing Profits or Losses.

The amounts of the items of income, gain, loss, or deduction available to be specially allocated pursuant to Section 3.2 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

U(g).

“Regulatory Allocations” means the allocations set forth in Section 3.2(a) through Section

“Revaluation Event” means each of the following events: (i) the contribution of money or other property (other than a de minimis amount) by any Person, including an existing Partner, to the capital of the Partnership as consideration for a partnership interest; (ii) the grant of a partnership interest (other than a de minimis amount) as consideration for the provision of services to or for the benefit of the Partnership by any person, including an existing Partner, or by a new Partner acting in a partner capacity or in anticipation of becoming a partner; (iii) the distribution of money or other property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for a partnership interest; (iv) the liquidation of the Partnership; or (v) such other times as the General Partner reasonably determines necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

“Unrealized Gain” means, with respect to any property as of the date of determination, the excess of the fair market value of that property as of that date of determination over the Gross Asset Value of that property as of that date of determination.

“Unrealized Loss” means, with respect to any property, the excess of the Gross Asset Value of that property as of that date of determination over the fair market value of that property as of that date of determination.

Other capitalized terms defined elsewhere in this Tax Exhibit shall have the meanings so given them, and capitalized terms that are not defined in this Tax Exhibit shall have the meanings assigned to them in the Agreement.

Section 1.2 Construction. Unless the context otherwise requires, references to Articles and Sections (other than in connection with the Code, the Agreement, or the Treasury Regulations) refer to Articles and Sections of this Tax Exhibit.

ARTICLE II. CAPITAL ACCOUNTS

Section 2.1 Capital Accounts. The Partnership shall establish and maintain a separate

Capital Account for each Partner.

Section 2.2 Deficit Capital Accounts. No Partner shall be required to pay to the Partnership, to any other Partner or to any third party any deficit which may exist from time to time in such Partner’s Capital Account or the Capital Account of any other Partner, including upon winding up and dissolution of the Partnership.

ARTICLE III. ALLOCATION OF PROFIT AND LOSS

Section 3.1 Capital Account Allocations. Except as otherwise provided in Section 3.2, the Profit and Loss of the Partnership shall be allocated among the Partners in proportion to their Sharing Ratios.

Section 3.2 Special Allocations. Notwithstanding Section 3.1, the following special allocations shall be made in the following order and priority:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in proportion to, and to the extent of, an amount equal to such Partner’s share of the net decrease in Partnership Minimum

Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Partner pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-20)(2). This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Allocation Year, determined in accordance with Treasury Regulations Section 1.704-2(i)(3), then, except as provided in Treasury Regulations Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-

2(i)(5), shall be allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Partner pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections

1.704-(i)(4) and 1.704-20)(2). This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustment, allocation, or distribution described in Treasury Regulations Section 1.704-

1(b)(2)(ii)(d)(4), (5), or (6), such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of income and gain) in an amount and in the manner sufficient to eliminate any deficit in such Partner’s Adjusted Capital Account as quickly as possible; provided, that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that such Partner would have a deficit in such Partner’s Adjusted Capital Account after all other allocations provided in this ARTICLE III have been tentatively made as if this Section 3.2(c) were not a part of this Tax Exhibit. This Section 3.2(c) is intended to be a “qualified income offset” as that term is used in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Stop Loss. No amount of Loss shall be allocated to any Partner to the extent that any such allocation would cause such Partner to have a, or increase the amount of an existing, deficit in such Partner’s Adjusted Capital Account balance at the end of any Allocation Year. All Loss in excess of the limitation set forth in this Section 3.2(d) shall be allocated among such other Partners, who have positive Adjusted Capital Account balances, in proportion to their Sharing Ratios until each Partner’s Adjusted Capital Account balance is reduced to zero. Thereafter, any remaining Loss shall be allocated to the Partners in proportion to their relative interests in the Partnership as required by Section 704(b) of the Code.

(e) Nonrecourse Deductions. Nonrecourse Deductions for each Allocation Year shall be allocated among the Partners in proportion to their respective Sharing Ratios.

(f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any property pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such property) and such gain or loss will be specially allocated among the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(h) Curative Allocations. The Regulatory Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 3.2(h). Therefore, notwithstanding any other provision of this ARTICLE III (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 3.1. In exercising its their discretion under this Section 3.2(h), the General Partners shall take into account future Regulatory Allocations under Section 3.2(a) and Section 3.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 3.2(e) and Section 3.2(f).

Section 3.3 Other Allocation Rules.

(a) Profit, Loss, and any other items of income, gain, loss or deduction shall be allocated to the Partners pursuant to this ARTICLE III as of the last day of each Allocation Year; provided, that Profit, Loss, and such other items shall also be allocated at such times as the Gross Asset Value of the Partnership’s property are adjusted pursuant to the definition of Gross Asset Value.

(b) For purposes of determining Profit, Loss, or any other items allocable to any period, Profit, Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(c) The Partners are aware of the income tax consequences of the allocations made by this ARTICLE III and hereby agree to be bound by the provisions of this ARTICLE III in reporting their shares of Partnership income and loss for income tax purposes, except to the extent otherwise required by law.

(d) Solely for purposes of determining a Partner’s proportion share of “excess nonrecourse liabilities” of the Partnership within the meaning of Treasury Regulations Section 1.752-

3(a)(3), the Partner’s interests in the Partnership’s profits are in proportion to their Sharing Ratios.

Section 3.4 Tax Allocations.

(a) Except as otherwise provided in Section 3.4(b) below, the Partnership shall allocate each item of income, gain, loss, deduction, and credit, as determined for U.S. federal income tax

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purposes, in the same manner as such item was allocated for purposes of maintaining the Partners’ Capital Accounts.

(b) The Partnership, for U.S. federal income tax purposes, shall allocate items of income, gain, loss, depreciation, cost recovery, and amortization deductions attributable to any contributed property with a Built-In Gain or Built-In Loss pursuant to Section 704(c) of the Code using any method provided under the Treasury Regulations that the General Partner selects. Similar allocations shall be made in the event that the Gross Asset Value of Partnership properties subject to depreciation, cost recovery, or amortization are adjusted pursuant to the definition of “Gross Asset Value.” No allocation under Section 704(c) of the Code shall be charged or credited to a Partner’s Capital Account.

ARTICLE IV. OTHER TAX MATTERS

Section 4.1 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Partnership’s Allocation Year to the extent permitted by Section 706 of the Code;

(b) to make an election under Section 754 of the Code and the Treasury Regulations promulgated thereunder to adjust the bases of the Partnership’s properties under Sections 734 and

743 of the Code;

(c) to elect to deduct the organizational expenses of the Partnership as permitted by

Section 709(b) of the Code;

(d) to elect to deduct the start-up expenditures of the Partnership as permitted by Section

195(b) of the Code; and

(e) any other election the General Partner may deem appropriate and in the best interests of the Partners.

Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or similar provisions of applicable state law or to elect to be classified as an association taxable as a corporation for U.S. federal income tax purposes, and no provision of this Tax Exhibit shall be construed to sanction or approve such an election.

Section 4.2 State, Local or Foreign Income or Franchise Taxes. If state or foreign income or franchise taxes become applicable, any references to taxes contained herein shall refer to federal, state, local, and foreign income or franchise taxes. References to the Code or Treasury Regulations shall be deemed to refer to corresponding provisions that may become applicable under state, local, or foreign income or franchise tax statutes and regulations.

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